Filed with the U.S. Securities and Exchange Commission on February 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Cachet Financial Solutions, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	27-2205650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

Tel: (952) 698-6980 Fax: (952) 698-6999

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CACHET FINANCIAL SOLUTIONS INC. 2010 EQUITY INCENTIVE PLAN

CACHET FINANCIAL SOLUTIONS, INC. 2014 ASSOCIATE STOCK PURCHASE PLAN

CACHET FINANCIAL SOLUTIONS, INC. 2014 STOCK INCENTIVE PLAN

(Full title of the Plan)

Jeffrey C. Mack	Copies to:
Chief Executive Officer	Joseph T. Kinning
18671 Lake Drive East	Alec C. Sherod
Minneapolis, MN 55317	Briggs and Morgan, P.A.
Tel: (952) 698-6981	2200 IDS Center
(Name, address, including zip code,	80 South 8th Street
and telephone number, including	Minneapolis, MN 44502
area code, of agent for service)	Tel: (612) 977-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Cachet Financial Solutions Inc. 2010 Equity Incentive Plan
Common stock ($0.0001 par value)	52,500	$0.80		$42,000	$4.88
Common stock ($0.0001 par value)	26,250	1.60		42,000	4.88
Common stock ($0.0001 par value)	173,703	4.00		694,812	80.74
Cachet Financial Solutions, Inc. 2014 Associate Stock Purchase Plan
Common stock ($0.0001 par value)	459,440	$1.00	(2)	$459,440	$53.39
Cachet Financial Solutions, Inc. 2014 Stock Incentive Plan
Common stock ($0.0001 par value)	118,500	$1.35		$159,975	$18.59
Common stock ($0.0001 par value)	644,062	1.50		966,093	112.26
Common stock ($0.0001 par value)	759,059	1.00	(2)	759,059	88.20
Cachet Financial Solutions, Inc. Employee Stock Options
Common stock ($0.0001 par value)	1,665,000	$1.50		$2,497,500	$290.21
Common stock ($0.0001 par value)	60,000	4.00		240,000	27.89
Cachet Financial Solutions, Inc. Director Stock Options
Common stock ($0.0001 par value)	60,000	$0.80		$48,000	$5.58
Common stock ($0.0001 par value)	40,000	1.15		46,000	5.35
Common stock ($0.0001 par value)	140,000	1.50		210,000	24.40
Total Registration	4,198,514			$6,164,879	716.36

(1)                                  This registration statement also covers any additional shares of common stock which become issuable under the above plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers an indeterminate amount of interests to be offered and sold pursuant to the employee benefit plan described herein.

(2)                                  Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h) of the Securities Act and based upon the average of the high and low sale prices for such stock on February 6, 2015, as reported by the OTCQB.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC.  The information incorporated by reference is considered to be part of this registration statement.  Information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the shares covered by this registration statement have been sold or deregistered:

•                                          Annual Report on Form 10-K for the fiscal year ended December 31, 2013, originally filed on March 31, 2014 and amended on April 15, 2014 and August 6, 2014;

•                                          Quarterly Reports on Form 10-Q for the fiscal periods ended September 30, 2014, June 30, 2014 and March 31, 2014, filed on November 13, 2014, August 12, 2014 and May 7, 2014 respectively;

•                                          Current Reports on Form 8-K filed on February 9, 2015, February 4, 2015, January 27, 2015, January 7, 2015, December 19, 2014, November 25, 2014, November 13, 2014, October 16, 2014, September 22, 2014, September 12, 2014, August 12, 2014,  August 6, 2014 (two reports), July 14, 2014, June 24, 2014, June 3, 2014, May 19, 2014, March 31, 2014, March 26, 2014, March 7, 2014, March 5, 2014, February 14, 2014, February 12, 2014, January 21, 2014;

•                                          The description of our common stock contained in our Registration Statement on Amendment No. 1 to Form S-1 (File No. 333-201460) filed on February 9, 2015, as the same may be amended from time to time.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of Cachet Financial Solutions, Inc. (the “Company”) in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Our amended and restated certificate of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Item 7.         Exemption From Registration Claimed.

Not applicable.

Item 8.         Exhibits.

See “Exhibit Index.”

Item 9.         Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 11, 2015.

Cachet Financial Solutions, Inc.

By:	/s/ Jeffrey C. Mack
Jeffrey C. Mack
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jeffrey C. Mack and Darin P. McAreavey, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of February 11, 2015, by the following persons in the capacities indicated below.

Name	Title

/s/ Jeffrey C. Mack	Director (Chairman), Chief Executive Officer and President
Jeffrey C. Mack	(Principal Executive Officer)

/s/ Darin P. McAreavey	Chief Financial Officer
Darin P. McAreavey	(Principal Financial and Accounting Officer)

/s/ James L. Davis	Director
James L. Davis

/s/ Michael J. Hanson	Director
Michael J. Hanson

Index to Exhibits

(a)  Exhibits.  The exhibits listed below are filed as a part of this registration statement.

Exhibit No.	Description
4.1

Amended and Restated Certificate of Incorporation, filed with the State of Delaware on March 18, 2014, including the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock and the Certificate of Designation of Preferences Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to our Registration Statement on Form S-1 filed on February 9, 2015 (File No. 333-201460)

4.2	Amended and Restated Bylaws, effective as of March 18, 2014 (incorporated by reference to our Current Report on Form 8-K/A filed on February 14, 2014)
4.3	Cachet Financial Solutions Inc. 2010 Equity Incentive Plan (incorporated by reference to our Current Report on Form 8-K filed on February 12, 2014)
4.4	Cachet Financial Solutions, Inc. 2014 Stock Incentive Plan (incorporated by reference to our Current Report on Form 8-K filed on February 12, 2014)
4.5	Cachet Financial Solutions, Inc. 2014 Stock Incentive Plan (incorporated by reference to our Quarterly Report on Form 10-Q filed on November 13, 2014)
5	Opinion of Briggs and Morgan, P.A. (filed herewith).
23.1	Consent of Briggs and Morgan, P.A. (included within Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith).

24	Power of Attorney (included on page 5).